FOR IMMEDIATE RELEASE                               Contact:   Thomas R. Cangemi
                                                        Executive Vice President
                                                           Capital Markets Group
                                                                  (516) 683-4014

                                                               Ilene A. Angarola
                                                     First Senior Vice President
                                                              Investor Relations
                                                                  (516) 683-4420


                        NEW YORK COMMUNITY BANCORP, INC.
                        --------------------------------
             RECEIVES OFFICIAL CONSENT OF HOLDERS OF BONUSES UNITS,

    RESULTING IN TIER 1 CAPITAL TREATMENT OF THE UNITS BY THE FEDERAL RESERVE


Westbury, N.Y., April 16, 2003 -- New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced that, as validated by the tabulation agent, it has received the requisite consent of the holders of its Bifurcated Option Note Unit SecuritiES (BONUSES(SM) Units) to an amendment that will enable the Units to be treated as Tier 1 Capital by the Federal Reserve.

The BONUSES Units were issued by the Company on November 4, 2002, and consist of a trust preferred security and a warrant to purchase the Company's common stock. The amendment, among other things, revises the definition of "change of control" in the Declaration of Trust governing the trust preferred securities component of the BONUSES Units, by adding a requirement that the Federal Reserve approve in advance any repurchase of the preferred securities which could occur as a result of a change of control of the Company.

The Company intends to apply to list the BONUSES Units on the New York Stock Exchange, but no assurances can be given as to whether, or when, they will be accepted for listing.

New York Community Bancorp, Inc. is the $12.0 billion holding company for New York Community Bank and the sixth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 110 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metropolitan New York region, with 54 in-store branches, the Bank is the largest producer of multi-family mortgage loans for portfolio in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

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